AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment’) by and among NANOSENSORS, INC., a Nevada corporation (“Buyer”), CUCHULAINN ACQUISITION, INC., a Panamanian corporation and wholly-owned subsidiary of Buyer (“Merger Sub”) and CUCHULAINN HOLDINGS INC., a Panamanian corporation (the “Seller”). Buyer, Merger Sub and Seller are sometimes referred to individually as a “Party” and collectively herein as the “Parties”.

WHEREAS, Buyer, Merger Sub and Seller are Parties to that certain Agreement and Plan of Merger, dated as of November 27, 2007 (the “Merger Agreement”);

WHEREAS, pursuant to Section 10(i) of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment; and

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and Seller have approved this Amendment and the other transactions contemplated hereby,

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

Section 1. Amendment to Section 2(b). Closing. Section 2(b) of the Merger Agreement is hereby amended by deleting “December 15, 2007” and replacing it with “January 31, 2008”. The Parties agree that no default on the part of either party shall be deemed to have occurred by reason of the failure of the Closing to have occurred on or prior to the date hereof.

Section 2. Amendment to Section 2(g)(i). Effect on Seller Common Stock. (i) Seller Common Stock; Warrants to Purchase Seller Common Stock. Section 2(g)(i) of the Merger Agreement is hereby amended by (a) deleting “168,729.068” and replacing it with “199,604.068”; and (b) adding the following sentence at the end of the first paragraph:

“At the Closing, Buyer and each Selling Stockholder will execute a registration rights agreement, of like tenor to the registration rights agreement previously executed by each Selling Stockholder and Seller, as further provided in Section 6(b), in connection with the issuance of shares of Buyer Preferred Stock and Buyer Warrants.

Section 3. Amendment to Section 4(d). Capitalization. Section 4(d) of the Merger Agreement is hereby amended by deleting “36,621,348” and replacing it with “49,149,842” with reference to the number of issued and outstanding Buyer Options, and by deleting “240,831,660” and replacing it with “241,081,660” with reference to the number of issued and outstanding Buyer Warrants.

Section 4. Amendment to Section 5(f). Exclusivity. Section 5(f) of the Merger Agreement is hereby amended by deleting “December 15, 2007” and replacing it with “January 31, 2008.”

Section 5. Amendment to Section 8(a)(ii)(B) and (iii)(B). Termination of Merger Agreement. Section 8(a)(ii)(B) of the Merger Agreement is hereby amended by deleting “December 15, 2007” and replacing it with “January 31, 2008.” Section 8(a)(iii)(B) of the Merger Agreement is hereby amended by deleting “December 15, 2007” and replacing it with “January 31, 2008.”

Section 6. Amendment to Exhibit A. Exhibit A to the Merger Agreement is hereby amended in its entirety by deleting Exhibit A previously attached thereto and replacing it with Exhibit A attached hereto.

Section 7. General Provisions.

(a) Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b) References to the Merger Agreement. After the date hereof, all references to “this Agreement,” “the transactions contemplated by this Agreement,” “the Merger Agreement” and phrases of similar import, shall refer to the Merger Agreement as amended by this Amendment (it being understood that all references to the date hereof or the date of this Agreement shall continue to refer to November 27, 2007).

(c) Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, on this 16th day of January 2008.

NANOSENSORS, INC., as the Buyer

By:	/s/ Robert Baron
Robert Baron
Interim Chief Executive Officer

CUCHULAINN HOLDINGS, INC., as the Seller

By:	/s/ Juan Montes
Juan Montes
President

CUCHULAINN ACQUISITION INC., as the Merger Sub

By:	/s/ Guillermo Vergara
Guillermo Vergara
President